EXHIBIT 99.1

Midway Gold Corp. MDW:TSX-V; MDW:NYSE-AMEX

Midway Gold Announces Year End 2012 Financial Results

March 12, 2013

Denver, Colorado – Midway Gold Corp. (“Midway” or the “Company”) announces financial results for the year ended December 31, 2012.  These results were filed today with the United States Securities and Exchange Commission (the “SEC”) in the Company’s quarterly report on Form 10-K, and with the relevant security regulators in Canada.

Current Highlights

●	Strong cash position – $70 (US$) million private placement financing in December 2012
●	Pan permitting is on track with the Draft EIS in progress and completion expected near-term
●	Detailed engineering and post-feasibility mine optimization are underway in anticipation of Pan Project construction this year
●	Initial Pan production is scheduled for mid-2014

Financial Results

All references to “$” in this release mean the Canadian dollar.  The financial information is presented in accordance with U.S. generally accepted accounting principles.

A comparison of our balance sheets at December 31, 2012 and December 31, 2011 is as follows:

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$75,052,836	$10,191,069	(1)
Mineral properties	49,922,926	49,563,134
Other assets	9,054,841	2,817,749
Total assets	$134,030,603	$62,571,952

Liabilities	$33,379,702	$5,291,319	(2)
Redeemable preferred stock	44,261,122	-	(3)
Shareholders’ equity	56,389,779	57,280,633
Total liabilities and shareholders’ equity	$134,030,603	$62,571,952

Notes:

(1)	The net increase in cash and cash equivalents of $64.9 million is primarily due to cash provided by financing activities of $84.3 million during the 12 months ended December 31, 2012.

(2)
The net increase in liabilities is primarily due to the recording of a derivative liability of $27.3 million related to the redeemable Series A Preferred Stock issued as part of a private offering closed on December 13, 2012.

(3)
The Redeemable preferred stock balance of $44.3 million as of December 31, 2012 is related to the issuance of US$70.0 million worth of Series A Preferred Stock, the bifurcated embedded derivative liability noted above comprises the remainder of the associated balance.

A comparison of the results of operations for the twelve months ended December 31, 2012 and December 31, 2011 is as follows:

	---- Twelve Months Ended December 31, ----
	2012	2011
Net loss	$(15,274,622)	$(15,527,179)
Net loss attributable to common shareholders	(15,706,856)	(15,527,179)
Basic and diluted loss per share	$(0.13)	$(0.15)
Weighted average number of shares outstanding	121,056,319	106,992,452

Net cash used in operating activities	(11,650,261)	(14,045,550)

Net cash used in investing activities	(7,921,806)	(1,665,648)

Net cash provided by financing activities	84,323,143	19,839,451

Effect of exchange rates on changes in cash	110,691

Results from Operations

The consolidated net loss for the twelve-month period ended December 31, 2012 was $15,274,622 or $0.13 per share, a decrease of 2% from $15,527,179 or $0.15 per share for the same period in 2011.  The change is primarily due to a decrease in mineral exploration expenditures of $3.8 million offset by changes in other income and income tax recovery.  Other income (expenses) for the year ended December 31, 2012 was an expense of $1,382,963 compared to an income of $485,725 during the comparable period of 2011.  Income tax recovery for the year ended December 31, 2012 decreased by $1,760,374, or 68%, from the same period of 2011.

To review Midway Gold’s Annual Report on Form 10-K for the year ended December 31, 2012, including our Management Discussion and Analysis, visit any of the following websites: www.sedar.com, www.sec.gov or www.midwaygold.com.

The “Recent Highlights” section of this release has also been reviewed and approved by Mr. William S. Neal (M.Sc. and CPG), Midway’s Vice President of Geological Services and a “qualified person” as that term is defined in NI 43-101 of the Canadian Securities Administrators.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.